Exhibit 99.1

Bion Adds Meat Industry Veteran Bill Rupp to Advisory Group

September 27, 2022. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology that dramatically reduces environmental impacts and recovers valuable resources, announced today that meat industry Hall of Famer William (Bill) Rupp has joined its Advisory Group. Mr. Rupp, with 37 years of experience that includes 18 years in senior leadership roles with Cargill and JBS, will help guide the launch of Bion’s technology platform and the production model it supports, and maximize its impact on the beef industry.

Mr. Rupp spent 25 years with Cargill, the last ten as President of Cargill Beef. He oversaw Cargill’s global beef business operations that did over $25 billion in annual sales in the U.S., Canada, Argentina, and Australia. Mr. Rupp also served five years as President of JBS Beef, where he led JBS’s North American beef business that did approximately $20 billion in sales. In 2021, Mr. Rupp was inducted into the National Provisioners’ Meat Packer Hall of Fame.

Mr. Rupp said, “Ten years ago, when I was with JBS, I was introduced to Bion’s technology and decided it wasn’t right for us then. They were just early. A lot has changed in the last decade: the renewable energy market; Bion’s technology evolution; and especially today’s consumer, who is increasingly demanding products that are produced transparently and sustainably. I believe Bion’s time has come.”

Bill O’Neill, Bion’s CEO, expressed the Company’s excitement about Mr. Rupp joining their Advisory Group, “We are thrilled to have Bill’s business experience, relationships, and industry knowledge to call on for advice and guidance. I cannot think of anyone better suited to help us navigate the rollout of our opportunity to the meat industry.”

Mr. Rupp joins the following members on Bion’s Advisory Group:

Dennis Tristao Mr. Tristao spent almost 33 years, last as the Environmental Affairs Officer, at J.G. Boswell Company, a large California agricultural producer and processor. He advises Bion on environmental regulations and policy, agricultural tech and engineering, and air quality issues, and he is experienced with California Air Resources Group (CARB), San Joaquin Valley Unified Air Pollution Control District, and the California State Water Resource Control Board.

Matthew Lamb Mr. Lamb is a third-generation dairy farmer in Upstate New York with extensive experience in agriculture, animal husbandry, dairy production, and beef-on-dairy. Lamb Farms is focused on sustainable dairy production at six locations, with a milking herd of more than 7,000 cows, as well as crop farming that provides feed for the cows and cash crops.

Dennis Bracht Mr. Bracht is the President at Seitec Genetics, an independent technology-based seed company that provides maximum flexibility in seed traits and genetics across all leading developers. He will advise Bion on organic seed, corn and feed grain cultivation, and related matters.

Stan Rapp Mr. Rapp is the Senior Partner at Greenlee Partners, LLC, a prominent government affairs and lobbying firm in Harrisburg, Pennsylvania. He has worked with Bion for several years on environmental and clean water policy related to PA and the Chesapeake Bay and will continue to advise Bion on government affairs at both state and federal levels.

Craig Scott, Bion’s Director of Communications, stated, “As we continue to transition from technology development to commercial operations, we anticipate further additions to core management, our Board of Directors, and our Advisory Group. Like the addition of our CEO and our new joint venture partners at Ribbonwire Ranch, we are focused on bringing in the ‘best and the brightest’ as we build the team needed to deliver on our potential.”

_________________________________

About Bion: Bion’s patented third generation technology – Gen3Tech – was designed to largely mitigate the environmental impacts of large-scale livestock production and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value environmentally friendly fertilizer coproducts and renewable energy that increase revenues. Bion’s 3G Tech platform can create a pathway to economic and environmental sustainability with ‘win-win’ benefits for a premium sector of the $175 billion U.S. livestock industry and the consumer. For more information, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘believe’, ‘anticipate’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Director of Communications

303-898-4945 direct